CONTACT:
Sherry Lang
Vice President
Investor and Public Relations	FOR IMMEDIATE RELEASE
(508) 390-2323	March 8, 2006
THE TJX COMPANIES, INC. REDUCES HEADQUARTERS STAFF
AND SENIOR EXECUTIVE SALARIES AS PART OF STRATEGY TO DRIVE
PROFITABLE GROWTH
     Framingham, MA — The TJX Companies, Inc. (NYSE:TJX) today announced that, as a part of its overall strategy to drive profitable growth, it has reduced its workforce by approximately 250 positions, affecting corporate and divisional offices in Massachusetts, Canada and the United Kingdom; approximately 100 of these positions represent the elimination of open positions that will not be filled. In concert with this move, the Company announced that 12 of its most senior executives, including its Chairman and Acting CEO and its President, have agreed to 10% salary reductions.
     The staff reductions and senior executive salary cuts result in a cost reduction of $18 million on an annualized basis. For fiscal 2007, the Company anticipates a net benefit to pretax income of $8 million, which reflects $15 million in partial year savings from the cost reductions, partially offset by a $7 million one-time charge related to these actions. The charge will be taken in the first quarter of fiscal 2007, and consists primarily of severance and outplacement services for affected Associates. The Company is not revising its earnings forecast for fiscal 2007 as these moves were contemplated in its original guidance.
     Ben Cammarata, Chairman and Acting Chief Executive Officer of The TJX Companies, Inc. stated, “Operating with a low cost structure has always been key to our ability to offer customers great values. Upon a careful and comprehensive review of our Headquarters operations, we have identified specific areas where we could provide necessary support and services at reduced costs and improved productivity. The decision to eliminate positions, although very difficult to make, reflects one of many measures our Company is taking to reduce costs and grow our business profitably. I offer my sincere thanks to those Associates affected by this action for their hard work and dedication. As we move forward, our Company remains strong and focused on delivering improved top- and bottom-line results.”
     The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 799 T.J. Maxx, 715 Marshalls, 251 HomeGoods and 152 A.J. Wright, as well as 35 Bob’s Stores, in the United States. In Canada, the Company operates 174 Winners and 58 HomeSense stores, and in Europe 198 T.K. Maxx stores. TJX’s press releases and financial information are also available on the Internet at www.tjx.com.
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770 COCHITUATE ROAD, FRAMINGHAM, MASSACHUSETTS 01701

THE TJX COMPANIES, INC. REDUCES HEADQUARTERS STAFF
AND SENIOR EXECUTIVE SALARIES AS PART OF STRATEGY TO DRIVE
PROFITABLE GROWTH
Wednesday, March 8, 2006

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future, including projections of earnings per share and same store sales, are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: our ability to continue successful expansion of our store base; risks of expansion; our ability to successfully implement our opportunistic inventory strategies and to effectively manage our inventories; consumer confidence, demand, spending habits and buying preferences; effects of unseasonable weather; competitive factors; factors affecting availability of store and distribution center locations on suitable terms; factors affecting our recruitment and employment of associates; factors affecting expenses; success of our acquisition and divestiture activities; our ability to successfully implement technologies and systems and protect data; our ability to continue to generate adequate cash flows; availability and cost of financing; general economic conditions, including gasoline prices; potential disruptions due to wars, natural disasters and other events beyond our control; changes in currency and exchange rates; elimination of Canadian quotas; import risks; adverse outcomes for any significant litigation; changes in laws and regulations and accounting rules and principles; effectiveness of internal controls; and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.
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